                           Offer to Purchase for Cash
                 Up to 113 Units of Limited Partnership Interest

                                       of

                          WINTHROP APARTMENT INVESTORS
                               LIMITED PARTNERSHIP

                                       for
                              $30,000 Net Per Unit

                                       by

                            LON-WAI ASSOCIATES L.L.C.

               THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD
                  WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                    TIME, ON MARCH 31, 1997, UNLESS EXTENDED.

         LON-WAI Associates L.L.C., a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 113 of the outstanding Units of Limited Partnership Interest ("Units") of Winthrop Apartment Investors Limited Partnership, a Maryland limited partnership (the "Partnership"), for $30,000 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). HOLDERS OF UNITS ("UNITHOLDERS") WHO TENDER THEIR UNITS WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR PARTNERSHIP TRANSFER FEES, WHICH COMMISSIONS AND FEES WILL BE BORNE BY THE PURCHASER. The 113 Units sought pursuant to the offer represent approximately 45.2% of the total Units outstanding as of December 31, 1996.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OF THE INFORMATION SET FORTH IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         The Purchaser is an affiliate of WAI Associates Limited Partnership, the general partner of the Partnership (the "General Partner"). Based in part on a fairness opinion from an independent appraiser, the Purchaser believes that the Purchase Price is fair to tendering Unitholders. (See "SPECIAL FACTORS - Purchase Price Considerations and Fairness of the Offer" and "- Fairness Opinion of Valuation Research Corporation".)

         Before tendering, Unitholders are urged to consider the following factors:

o The Purchaser (which is an affiliate of the General Partner) estimated the liquidation value of the Partnership's assets as of December 31, 1996 at $30,565 per Unit (the "Estimated Liquidation Value"). (See "SPECIAL FACTORS Purchase Price Considerations and Fairness of the Offer".) The Partnership, however, is not required to liquidate for a number of years, and the General Partner does not otherwise have any present plans or intentions to sell the Partnership's real estate properties and liquidate the Partnership.

o As of December 31, 1996, the Units were held by 342 Unitholders. If, as a result of the Offer or any time thereafter, the Units are held as of the beginning of any year by less than 300 Unitholders, then the obligations of the Partnership to make periodic filings with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "Exchange Act") will be suspended as to that year. However, pursuant to the terms of the Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"), the Partnership will continue to furnish Unitholders with annual audited financial statements and quarterly unaudited financial statements. (See "SPECIAL FACTORS -Effects of the Offer".)

o The Purchaser (which is an affiliate of the General Partner) is making the Offer with a view to making a profit from an investment in the Units. However, as discussed under "SPECIAL FACTORS - Purchase Price Considerations and Fairness of the Offer," the Purchaser believes that the Purchase Price is fair to tendering Unitholders.

o The Purchaser and the General Partner are affiliated and, accordingly, certain conflicts of interest with respect to the Offer may exist for the General Partner. Because of the affiliation between the Purchaser and the General Partner, the Partnership has advised the Purchaser that it makes no recommendation and is remaining neutral as to whether a Unitholder should tender its Units in the Offer.

                                                        (continued on next page)

                ------------------------------------------------

         If you have any questions or need additional information, you may contact the Information Agent for the Offer (the "Information Agent") at:

                            The Swensen Group, L.L.C.
                                 (800) 914-7896

March 4, 1997

o Depending upon the number of Units tendered pursuant to the Offer, the Purchaser could be in a position to significantly influence all Partnership decisions on which Unitholders may vote, including decisions regarding removal and replacement of the General Partner, certain types of amendments to the Partnership Agreement, sales of assets and liquidation. (See "SPECIAL FACTORS - Effects of the Offer".) This means that (i) non-tendering Unitholders could be prevented from taking action they desire but that the Purchaser opposes and (ii) the Purchaser may be able to take action desired by the Purchaser but opposed by the non-tendering Unitholders.


o Consummation of the Offer may limit the ability of Unitholders to dispose of Units in the secondary market during the twelve month period following completion of the Offer. (See "SPECIAL FACTORS - Effects of the Offer".)

o Unitholders who tender their Units will be giving up the opportunity to participate in any future potential benefits represented by the ownership of such Units, including the right to receive any potential future distributions by the Partnership (including the distribution of approximately $1,530 per Unit anticipated to be made by the Partnership during the second quarter of 1997 with respect to the third and fourth quarters of 1996).

o The prospectus pursuant to which Units were sold does not provide a specific anticipated holding period for the Partnership's properties, but instead indicates that the Partnership intends to hold the properties until sale or other disposition appears to be advantageous to Unitholders in view of the Partnership's investment objectives.

         The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 11 of this Offer to Purchase, to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change. In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

         Unitholders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Units. Any Unitholder desiring to tender Units should complete and sign the Letter of Transmittal and mail or deliver the signed Letter of Transmittal to The Swensen Group, L.L.C., an affiliate of the Purchaser which is acting as the Depositary for the Offer (the "Depositary"), at the following address:

                            THE SWENSEN GROUP, L.L.C.

                       By U.S. Mail:  167 Milk Street, #421
                                      Boston, MA 02109-4315

      By Hand or Overnight Delivery:  Attention:  Special Projects Department
                                      One International Place, 12th Floor
                                      Boston, MA  02110

                       By Facsimile:  (617) 330-7969

         If you have any questions or if you need assistance in completion of the Letter of Transmittal, you may contact the Information Agent by calling:

                                  (800) 914-7896


                                        TABLE OF CONTENTS
                                                                                             Page
INTRODUCTION..................................................................................  1

SPECIAL FACTORS...............................................................................  3
         Purpose of the Offer.................................................................  3
         Effects of the Offer.................................................................  3
         Purchase Price Considerations and Fairness of the Offer..............................  3
         Fairness Opinion of Valuation Research Corporation...................................  5
         Certain Federal Income Tax Considerations............................................  6

THE TENDER OFFER..............................................................................  9
         Section 1.  Terms of the Offer.......................................................  9
         Section 2.  Proration; Acceptance for Payment and

                           Payment for Units..................................................  9
         Section 3.  Procedures for Tendering Units...........................................  9
         Section 4.  Withdrawal Rights........................................................ 11
         Section 5.  Extension of Tender Period; Termination; Amendment....................... 11
         Section 6.  Future Plans............................................................. 11
         Section 7.  Certain Information Concerning the Partnership........................... 12
         Section 8.  Conflicts of Interest and Transactions
                           with Affiliates.................................................... 14
         Section 9.  Certain Information Concerning the Purchaser............................. 15
         Section 10.  Source of Funds......................................................... 15
         Section 11.  Conditions of the Offer................................................. 15
         Section 12.  Certain Legal Matters................................................... 17
         Section 13.  Fees and Expenses....................................................... 17
         Section 14.  Miscellaneous........................................................... 17

         Appendix A        Glossary

         Schedule 1 Information With Respect to the Executive Officers and Directors of AP GP Win Master, Inc.

         Schedule 2        Financial Statements of the Partnership


To the Holders of Units of Limited Partnership Interest of Winthrop Apartment Investors Limited Partnership

                                  INTRODUCTION

         The Purchaser hereby offers to purchase up to 113 of the outstanding Units for $30,000 per Unit net to the seller in cash without interest, upon the terms set forth in this Offer to Purchase and in the related Letter of Transmittal, as each may be supplemented or amended from time to time. UNITHOLDERS WHO TENDER THEIR UNITS WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR PARTNERSHIP TRANSFER FEES, WHICH COMMISSIONS AND FEES WILL BE BORNE BY THE PURCHASER.

         The Purchase Price was determined as a result of the Purchaser's own independent analysis. The Purchaser believes that the Purchase Price is fair to tendering Unitholders based in part on the fairness opinion rendered by Valuation Research Corporation ("Valuation Research"), an independent appraiser. (See "SPECIAL FACTORS - Purchase Price Considerations and Fairness of the Offer" and "Fairness Opinion of Valuation Research Corporation".) Unitholders are urged to consider carefully all of the information contained herein before accepting the Offer.

         Before tendering, Unitholders are urged to consider the following factors:

o The Purchaser (which is an affiliate of the General Partner) estimated the liquidation value of the Partnership's assets as of December 31, 1996 at $30,565 per Unit. (See "SPECIAL FACTORS - Purchase Price Considerations and Fairness of the Offer") The Partnership, however, is not required to liquidate for a number of years, and the General Partner does not otherwise have any present plans or intentions to sell the Partnership's real estate properties and liquidate the Partnership.

o As of December 31, 1996, the Units were held by 342 Unitholders. If, as a result of the Offer or any time thereafter, the Units are held as of the beginning of any year by less than 300 Unitholders, then the obligations of the Partnership to make periodic filings with Commission under the Exchange Act will be suspended as to that year. However, pursuant to the terms of the Partnership Agreement, the Partnership will continue to furnish Unitholders with annual audited financial statements and quarterly unaudited financial statements. (See "SPECIAL FACTORS - Effects of the Offer".)

o The Purchaser (which is an affiliate of the General Partner) is making the Offer with a view to making a profit from an investment in the Units. However, as discussed under "SPECIAL FACTORS - Purchase Price Considerations and Fairness of the Offer," the Purchaser believes that the Purchase Price is fair to tendering Unitholders.

o        The Purchaser and the General Partner are affiliated and, accordingly,

         certain conflicts of interest with respect to the Offer may exist for the General Partner. Because of the affiliation between the Purchaser and the General Partner, the Partnership has advised the Purchaser that it makes no recommendation and is remaining neutral as to whether a Unitholder should tender Units in the Offer.

o Depending upon the number of Units tendered pursuant to the Offer, the Purchaser could be in a position to significantly influence all Partnership decisions on which Unitholders may vote, including decisions regarding removal and replacement of the General Partner, certain types of amendments to the Partnership Agreement, sales of assets and liquidation. (See "SPECIAL FACTORS - Effects of the Offer".) This means that (i) non-tendering Unitholders could be prevented from taking action they desire but that the Purchaser opposes and (ii) the Purchaser may be able to take action desired by the Purchaser but opposed by the non-tendering Unitholders.

o Consummation of the Offer may limit the ability of Unitholders to dispose of Units in the secondary market during the twelve month period following completion of the Offer. (See "SPECIAL FACTORS - Effects of the Offer".)

o Unitholders who tender their Units will be giving up the opportunity to participate in any potential future benefits represented by ownership of such Units, including the right to receive any potential future distributions by the Partnership (including the distribution of approximately $1,530 per Unit anticipated to be made by the Partnership during the second quarter of 1997 with respect to the third and fourth quarters of 1996).

o The prospectus pursuant to which Units were sold does not provide a specific anticipated holding period for the Partnership's properties, but instead indicates that the Partnership intends to hold the properties until sale or other disposition appears to be advantageous to Unitholders in view of the Partnership's investment objectives.

         Unitholders who desire liquidity may wish to consider the Offer. However, each Unitholder must make his or her own decision based upon such Unitholder's particular circumstances, including the Unitholder's own financial needs, other investment opportunities and tax position. Each Unitholder should consult with his or her own advisors, tax, financial or otherwise, in evaluating the terms of and whether to tender Units pursuant to the Offer.

         The Offer will provide Unitholders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Unitholders may no longer wish to continue with their investment in the Partnership for a number of reasons, including:

o        The absence of a formal trading market for the Units.


o The Offer will provide Unitholders with an immediate opportunity to liquidate their investment in the Partnership without the usual transaction costs associated with market sales or partnership transfer fees.

o General disenchantment with real estate investments, particularly long-term investments in limited partnerships.

         According to information supplied by the Partnership, there are 250 Units issued and outstanding held by approximately 342 Unitholders. The Purchaser and its affiliates own two Units in the aggregate, constituting less than 1% of the Units outstanding.

         Certain information contained in this Offer to Purchase which relates to the Partnership, or represents statements made by the General Partner, has been derived from information provided to the Purchaser by the General Partner.

         Unitholders are urged to read this Offer to Purchase, and the accompanying Letter of Transmittal carefully before deciding whether to tender their Units.

         If you have any questions or if you need assistance in completion of the Letter of Transmittal, you may contact the Information Agent by calling
(800) 914-7896.

                                 SPECIAL FACTORS

Purpose of the Offer.

         The Purchaser is acquiring the Units for the purpose of increasing its interest in the Partnership and for investment purposes. In light of the purposes of the Offer, neither the Purchaser nor the General Partner pursued or otherwise considered any alternatives to the Offer. The transaction is structured as a tender offer in light of the fact that there has been no recent activity in the secondary market for the Units. Furthermore, the Purchaser limited the number of Units subject to the Offer in order to avoid a possible termination of the Partnership for federal income tax purposes.

Effects of the Offer.

         Limitations on Resales. Pursuant to the Partnership Agreement, transfers of Units which would result in the termination of the Partnership for federal income tax purposes may not be made. Depending upon the number of Units tendered pursuant to the Offer, sales of Units on the secondary market for the twelve-month period following completion of the Offer may be limited.


         Effect on Trading Market. There is no established public trading market for the Units and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units.

         Suspension of Obligation to File Reports under the Exchange Act. The Partnership currently files periodic reports with the Commission under the Exchange Act. If following the Offer there are fewer than 300 Unitholders of record as of the beginning of any year (as of December 31, 1996, the Units were held by 342 Unitholders), the obligation of the Partnership to make periodic filings with the Commission for that year would be suspended. However, pursuant to the terms of the Partnership Agreement, the Partnership will continue to furnish Unitholders with annual audited financial statements and quarterly unaudited financial statements.

         Increased Interest in the Partnership. If the Offer is fully subscribed, the Purchaser (together with its affiliates) will increase its ownership in Units from two Units (representing less than 1% of the outstanding Units) to 115 Units (representing approximately 46% of the outstanding Units). In such event, the interest of the Purchaser (together with its affiliates other than the General Partner) in the book value of the Partnership as of September 30, 1996 ($20,984 per Unit) will increase from approximately $42,000 to approximately $2,414,000.

         Control of all Unitholder Voting Decisions by Purchaser. The Purchaser will have the right to vote each Unit purchased pursuant to the Offer. Depending on the number of Units purchased pursuant to the Offer, the Purchaser could be in a position to significantly influence all voting decisions with respect to the Partnership. Accordingly, the Purchaser could (i) prevent non-tendering Unitholders from taking action they desire but that the Purchaser opposes and
(ii) take action desired by the Purchaser but opposed by non-tendering Unitholders. Under the Partnership Agreement, Unitholders holding a majority of the Units are entitled to take action with respect to a variety of matters, including: removal and replacement of the General Partner; dissolution of the Partnership; the sale of all or substantially all of the Partnership's properties; and certain types of amendments to the Partnership Agreement. When voting on such matters, the Purchaser will vote Units owned and acquired by it in its interest, which, because of its affiliation with the General Partner, may also be in the interest of the General Partner.

Purchase Price Considerations and Fairness of the Offer.

         The Purchaser established the Purchase Price by analyzing a number of quantitative and qualitative factors including: (i) the Estimated Liquidation Value; (ii) the lack of liquidity of an investment in the Partnership; (iii) the net book value per Unit; and (iv) the costs to the Purchaser associated with acquiring the Units.

         Unitholders should note that, notwithstanding the Purchaser's belief that the Purchase Price is fair to tendering Unitholders, the Purchaser is making the Offer with a view to making a profit from an investment in the Units. In this regard, Unitholders should consider other measures of the value of the Units which they deem relevant and are urged to consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

         The Partnership's Form 10-K for the year ended December 31, 1995 indicates that there is no active market for the Units and trading in the Units is sporadic and occurs through private transactions. At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by Chicago Partnership Board, Inc., which publishes sell offers by holders of Units) are the only means available to a Unitholder to liquidate an investment in the Units (other than the Offer) because the Units are not listed or traded on any exchange or quoted on any NASDAQ list or system. During the twelve-month period ended November 30, 1996, there were no reported sales of Units.

         The Purchaser is offering to purchase Units which are a relatively illiquid investment and is not offering to purchase the Partnership's underlying assets. Consequently, the Purchaser does not believe that the underlying asset value of the Partnership is determinative in arriving at the Purchase Price. Nevertheless, using the capitalization of income approach, the Purchaser derived an estimated liquidation value for the Partnership's assets. In determining the Estimated Liquidation Value, the Purchaser first calculated the "Adjusted Value" of each of the Partnership's properties. The Adjusted Value, as illustrated below, was calculated by reducing a property's net operating income ("NOI") (which was based on unaudited property revenues and expenses during the year ended December 31, 1996) by $400 per apartment unit, an amount customarily reserved for capital expenditures at the properties (the "Reserve"). This amount was then divided by a 10% capitalization rate (the "Cap Rate") to determine the property's Adjusted Value.

         The following table illustrates the method used by the Purchaser to determine the Adjusted Value of each of the properties.

-------------------------------------------------------------------------------
           Property           NOI                Replacement     Adjusted Value
                                                   Reserve
-------------------------------------------------------------------------------
Chesapeake Apts.                 $369,211           $49,600       $3,196,110
-------------------------------------------------------------------------------
Covington Apts.                   751,008            99,200        6,518,080
-------------------------------------------------------------------------------
Northside Circle Apts.            817,352            87,600        7,297,520
-------------------------------------------------------------------------------
Webb Bridge Apts.                 676,234            65,600        6,106,340
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
   TOTAL                       $2,613,805          $302,000      $23,118,050
-------------------------------------------------------------------------------


         To determine the Estimated Liquidation Value of the Partnership's assets, the Purchaser then (i) added to the aggregate Adjusted Value the net amount of current assets and liabilities of the Partnership at December 31, 1996, which net amount equaled $1,772,626 and (ii) subtracted the $15,885,365 of long-term debt of the Partnership outstanding at December 31, 1996 and estimated Partnership liquidation costs of $1,271,493 (which represents a 3% disposition fee plus additional costs equal to approximately 2.5% of the aggregate Adjusted Value). The resulting Estimated Liquidation Value of the Partnership's assets is approximately $7,733,818 or $30,565 per Unit (based upon the percentage of capital distributions to which Unitholders are entitled).

         The Purchaser believes that realization of the Estimated Liquidation Value by the Partnership may be impacted by factors generally affecting the sale of real estate, including market conditions at the time of sale. The Partnership is not required to liquidate for a number of years and the General Partner does not otherwise have any present plan or intentions to sell or refinance the properties.

         The Purchaser believes that the Reserve and Cap Rate utilized by it are within a range of reserves and capitalization rates currently employed in the marketplace. The utilization of different reserves and capitalization rates could also be appropriate. In this regard, Unitholders should be aware that the use of lower reserves and/or capitalization rates or an increase in NOI would result in higher Adjusted Values for the Partnership's properties. Further, Unitholders should understand that while the Purchaser employed the above method of determining the Estimated Liquidation Value, there may be alternative valuation methods that would yield differing values.

         Although no specific weights were assigned to the foregoing factors, based on the lack of liquidity of an investment in the Partnership, the Estimated Liquidation Value of $30,565 per Unit, the September 30, 1996 book value of approximately $20,984 per Unit and the fairness opinion described below, the Purchaser believes that the Offer is fair to tendering Unitholders from a financial point of view.

         The Partnership has informed the Purchaser that it periodically is requested to give a Unitholder an estimated valuation of the Units in connection with various matters affecting the Unitholder. The Partnership has informed the Purchaser that the most recent estimated valuation given was $22,000 per Unit, which valuation was given as of December 31, 1996. Such estimated valuation was based, among other things, on an assumed liquidation of the Partnership based upon unaudited 1996 operating results, a 10.25% capitalization rate and application of a 20% discount factor to reflect the illiquidity of an investment in the Units.

         Unitholders should note that the Partnership Agreement of the Partnership provides that if on the termination of the Partnership, the General Partner's Capital Account is less than zero (after allocation of profits and losses recognized upon the disposition of Partnership assets in connection with the liquidation of the Partnership), the General Partner is required to pay to the Partnership an amount equal to the least of (i) the deficiency in its capital account, or (ii) 1.01% of the total capital contributions made by the Unitholders. Through ownership of Units by the Purchaser, the potential liability of the General Partner is effectively reduced. Although there was a deficit in the capital account of the General Partner of $335,187 as of December 31, 1996 (equal to approximately $1,345 per Unit), such amount is subject to future reduction through allocation of a portion of the taxable gain, if any, that results from any sale of the Partnership's properties. Consequently, the ultimate amount, if any, of the deficit and the date on which it would be paid are indeterminable. Accordingly, the Purchaser has attributed no value to this obligation in establishing the Purchase Price.

Fairness Opinion of Valuation Research Corporation.

         The Purchaser retained Valuation Research to evaluate the fairness of the Purchase Price, from a financial point of view, to unaffiliated Unitholders. Valuation Research was selected by the Purchaser based on Valuation Research's experience, expertise and familiarity with appraising and valuing real estate assets and investments. Valuation Research is a nationally recognized appraisal firm and is regularly engaged in the valuation of properties and securities in connection with real estate assets. Valuation Research was retained to evaluate the fairness of the Purchase Price established by the Purchaser. Valuation Research did not determine or recommend the amount of consideration to be paid pursuant to the Offer. Valuation Research has previously provided, and is expected to continue to provide, appraisal services to affiliates of the Purchaser at its customary fees. Other than such appraisal services, there is no material relationship between Valuation Research or any of its affiliates and the Purchaser or any of its affiliates which existed during the past two years or which is mutually understood to be contemplated.

         In connection with its engagement, Valuation Research rendered to the Purchaser a written opinion dated February 28, 1997 that, as of such date, the Offer is fair to unaffiliated Unitholders from a financial point of view. As discussed below, Valuation Research's opinion is based upon certain assumptions and is subject to certain limitations.

         In arriving at its opinion, Valuation Research reviewed (i) selected financial data for the Partnership as reported in the Partnership's public reports as filed with the Commission for the past four years, (ii) unaudited financial statements and other internal financial analyses for the Partnership's properties, (iii) market data pertaining to the current real estate market in the neighborhoods in which the properties are located, (iv) demographic and economic histories and projections for the subject properties' neighborhoods,
(v) actual income and sales data for competing comparable properties and (vi) other information, including data provided by the General Partner, and published market data pertaining to the underlying assets of the Partnership. Valuation Research also met with management to discuss the business and prospects of the Partnership and became familiar with the terms of the Partnership Agreement.


         In conducting its analysis, Valuation Research utilized two income capitalization appraisal techniques known as the direct capitalization income approach and a discounted cash flow analysis. The results of these approaches were verified by using a second appraisal technique known as the direct sales comparison approach.

         For purposes of its analysis, Valuation Research estimated the net operating income for each property for each year during a ten year period ending December 31, 2006. Such net operating income was estimated by Valuation Research through a three step process. First, Valuation Research estimated each property's market rent potential based on an analysis of comparable properties which were recently rented and an analysis of the actual rentals in place with the subject property. Using this information, a potential gross income estimate was made. This estimated potential gross income was projected to grow over the course of the projection period at various rates based on current and forecasted economic conditions in each of the property locations. Second, allowances for vacancy and collection losses, based on market surveys in each of the property locations and actual historical performance of the subject property, were subtracted from the potential gross income estimate, resulting in an effective gross income for each property. Third, operating expenses and capital improvements of each property were deducted from its effective gross income. Valuation Research estimated the operating expenses based on a combination of historical expenses of the property and published market surveys. These operating expenses were projected to grow at a 3% inflation rate per year over the course of the projection period. Valuation Research estimated the cost and timing of major capital improvements made to the properties by using the actual age and size of each property and the projected amount and timing of replacements for such major items as roofing, heating, ventilating and air conditioning units. Such capital expenses were estimated at $400 per unit on a composite basis. Finally, the net operating income of the properties was calculated based on cash flow after the deduction of the above expenditures and allowances.

         Based on the assumption that the Partnership commenced an orderly liquidation of the properties, Valuation Research next applied capitalization rates ranging from 9.5% to 10% to the net operating income after capital expenditures estimated for each such property for the twelve-month period ended December 31, 1997 to determine a range of capitalization values. From these values, Valuation Research deducted the December 31, 1996 mortgage balance of $15,885,365. Finally, expenses associated with liquidation of the portfolio were deducted and working capital balances were added. Using this methodology, Valuation Research found the implied value of the Partnership's assets to be between $26,800 and $31,195 per Unit.

         Valuation Research also conducted a discounted cash flow analysis to determine the value of the Partnership's assets. It determined (i) the present value of the forecasted cash flows from future operations of the properties and
(ii) the present value of the estimated proceeds of a sale of the property at the conclusion of the projection period. In completing its analysis, Valuation Research utilized financial and operating forecasts of each property's estimated cash flow for the twelve-month periods ending December 31, 1997 to December 31, 2006 and applied discount rates of 10.5% to 11.5% to forecasted cash flow and to a forecasted residual value. The residual value was based on capitalizing forecasted cash flow in the last twelve month period at 10%. Since its discounted cash flow analysis assumes the immediate sale of the properties to third parties, Valuation Research did not take into account any tax ramifications of the cash flow in its analysis. From these values, Valuation Research deducted the December 31, 1996 mortgage balance of $15,885,365. Finally, expenses associated with liquidation of the portfolio were deducted and working capital balances were added. Using this methodology, Valuation Research found the implied value of the Partnership's assets to be between $25,920 and $31,155 per Unit.

         Valuation Research also appraised the Partnership's assets through a sales comparison approach to confirm its valuation of the Partnership's assets. Valuation Research compiled data on recent sales of comparable apartment complexes in each of the four subject markets. Using this market data, adjustments were made to the reported transfer price to reflect differences in physical and location attributes. The result is a range of transfer prices that are applicable to each of the properties. Based on this analysis, a range of selling prices for each of the properties was estimated. From these values, Valuation Research deducted the December 31, 1996 mortgage balance of $15,885,365. Finally, expenses associated with the liquidation of the portfolio were deducted and working capital balances were added. Using this methodology, Valuation Research found the implied value of the Partnership's assets to be between $28,200 and $31,175 per Unit.

         Based on its analysis and such other matters Valuation Research considered relevant, it is Valuation Research's opinion that, as of February 28, 1997, the $30,000 Purchase Price is fair, from a financial point of view, to tendering Unitholders.

         Valuation Research relied without independent verification on the accuracy and completeness of all of the financial and other information reviewed by them for purposes of their opinion. Nothing came to Valuation Research's attention, for purposes of their opinion, which caused them to question the accuracy of the representation of the operations of the assets under review.

         Valuation Research reasonably believed at the date of its opinion that the assumptions underlying its financial forecasts were reasonable and that there was a reasonable probability that the projections used in their analyses would prove to be substantially correct. However, Valuation Research noted that the actual revenues, expenses and net operating income of the properties underlying the Partnership will depend to a large extent on factors that cannot be predicted with certainty, and as a consequence, actual results might differ from what they have forecasted. In addition, Valuation Research did not appraise any of the Partnership's properties.

         Neither Valuation Research nor any of its personnel have any present or contemplated financial interest in the Partnership or the assets of the

Partnership. In addition, the compensation payable to Valuation Research is not contingent on the conclusions stated in its opinion. See "The Tender Offer -
Section 13. Fees and Expenses" for a description of the fee arrangements with Valuation Research.

         A copy of the opinion furnished by Valuation Research is attached as an exhibit to the Schedule 13E-3 filed by the Purchaser in connection with the Offer. In addition, a copy of such opinion shall be made available for inspection and copying at the principal executive offices of the Purchaser during its regular business hours by any interested Unitholder or his representative who has been so designated in writing.

Certain Federal Income Tax Consequences

         The following summary is a general discussion of certain federal income tax consequences of a sale of Units pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and certain tax-exempt organizations), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH UNITHOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

         A taxable Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The "amount realized" with respect to a Unit sold pursuant to the Offer will be a sum equal to the amount of cash received by the Unitholder for the Unit plus the amount of Partnership liabilities allocable to the Unit (as determined under Code Section 752). The amount of a Unitholder's adjusted tax basis in Units sold pursuant to the Offer will vary depending upon the Unitholder's particular circumstances.

         A tendering Unitholder will be allocated Partnership taxable income or loss with respect to the Units sold pursuant to the Offer in accordance with the provisions of the Partnership Agreement concerning transfers of Units. Such allocations and any cash distributions made by the Partnership to a Unitholder with respect to such Units will affect the Unitholder's adjusted tax basis in his Units and, therefore, the amount of such Unitholder's taxable gain or loss on sale of Units pursuant to the Offer. In this regard, tendering Unitholders will be allocated a share of the Partnership's taxable income or loss for 1996 with respect to Units sold pursuant to the Offer but will not be entitled to receive any further cash distributions to be made for 1996 with respect to such Units.

         Based on the results of Partnership operations through December 31, 1996, and without giving effect to Partnership operations, transactions or distributions since that time, the Purchaser estimates that, depending on the Unitholder's date of entry into the Partnership, a Unitholder who acquired Units in the original offering of Units will recognize taxable gain of between approximately $1,581 per Unit (for Units purchased in April 1992) and $606 per Unit (for Units purchased in December 1992). Under the passive activity loss rules (discussed below), such gain generally would be treated as passive activity income, which can be offset (subject to any other applicable limitations) by the Unitholder's passive activity losses, if any, from other investments.

         The gain or loss recognized by a Unitholder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if the Unit was held by the Unitholder as a capital asset. (The portion of a Unitholder's gain on the sale that is attributable to "unrealized receivables" (which include depreciation recapture) as defined in Code Section 751, however, would be treated as ordinary income rather than capital gain.) Such capital gain or loss will be treated as long-term capital gain or loss if the tendering Unitholder's holding period for the Unit exceeds one year. Under current law, long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 28%, whereas the maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corpora-tion's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

         Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. Gain or loss recognized on a sale of a Unit pursuant to the Offer by a Unitholder who or which is subject to the passive activity loss limitation generally would be treated as passive activity income or loss. If a Unitholder recognizes a loss on a sale of a Unit pursuant to the Offer, such loss generally would not be subject to the passive activity loss limitation provided the Unitholder sells all his Units. If a Unitholder is unable to sell all of his Units pursuant to the Offer, then such loss could not be deducted under the passive activity loss rules (except to the extent of the Unitholder's passive activity income from the Partnership or other sources) until the Unitholder's remaining Units are sold. (See "SPECIAL FACTORS - Effects of the Offer".)

         A taxable Unitholder (other than corporations and certain foreign individuals) who tenders Units may be subject to 31% backup withholding unless the Unitholder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that he is awaiting a TIN. A Unitholder may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. If a Unitholder who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% from payments to such Unitholder.

         Gain realized by a foreign Unitholder on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering Unitholder from the Purchase Price to be made payable to such Unitholder unless the Unitholder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address. Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S.
income tax return.

         Although certain entities are generally exempt from federal income taxation, such tax-exempt entities (including Individual Retirement Accounts) are subject to federal income tax on any "unrelated business taxable income" ("UBTI"). A tax-exempt Unitholder may realize UBTI on a sale of Units pursuant to the Offer to the extent that the Partnership's property is subject to "acquisition indebtedness" (as defined in the Code) or if such Unitholder acquired its Units with acquisition indebtedness. Such UBTI generally may be offset by such Unitholder's net operating loss carryover, if any (determined without taking into account any amount of income or deduction which is excluded in computing UBTI), subject to applicable limitations.

                                THE TENDER OFFER


         Section 1. Terms of the Offer. Subject to the terms of the Offer, the Purchaser will pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on March 31, 1997, unless the Purchaser extends the period of time during which the Offer is open. In the event the Offer is extended, the term "Expiration Date" shall mean the latest time and date on which the Offer, as extended by the Purchaser, shall expire.

         IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE PURCHASE PRICE OFFERED TO UNITHOLDERS, SUCH INCREASED PURCHASE PRICE SHALL BE PAID FOR ALL UNITS ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, WHETHER OR NOT SUCH UNITS WERE TENDERED PRIOR TO SUCH INCREASE.

         The Offer is conditioned on satisfaction of certain conditions. See
Section 11, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion, to waive any or all of such conditions. If, on or prior to the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser may
(i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase, all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, cause the Depositary to retain the Units that have been tendered during the period or periods for which the Offer is extended, or
(iv) amend the Offer, including by increasing the Purchase Price.

         Section 2. Proration; Acceptance for Payment and Payment for Units. If the number of Units validly tendered on or prior to the Expiration Date and not withdrawn is equal to or less than the total number of Units sought pursuant to the Offer, the Purchaser will accept for payment, subject to the terms and conditions of the Offer, all Units so tendered. If the number of Units validly tendered on or prior to the Expiration Date and not withdrawn exceeds the total number of Units sought pursuant to the Offer, the Purchaser will accept for payment, subject to the terms and conditions of the Offer, the total number of Units sought pursuant to the Offer on a pro rata basis (with such adjustments to avoid purchase of fractional Units).

         Subject to the terms and conditions of the Offer, the Purchaser will pay for Units validly tendered and not withdrawn in accordance with Section 4 as promptly as practicable following the Expiration Date. In all cases, the Purchase Price will be paid only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. (See "Section 3. Procedures for Tendering Units".)

         For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Units when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units tendered and accepted for payment pursuant to the Offer will in all cases be made by deposit of the Purchase Price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Unitholders. Under no circumstances will interest be paid on the Purchase Price by reason of any delay in making such payment.

         If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units will be destroyed by the Purchaser. If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 11, the Purchaser may cause the Depositary to retain tendered Units and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

         Section 3.  Procedures for Tendering Units.

         Valid Tender. To validly tender Units, a properly completed and duly executed Letter of Transmittal,and any other documents required by the Letter of Transmittal, must be received by the Purchaser on or prior to the Expiration Date.

         Signature Requirements. If the Letter of Transmittal is signed by the registered holder of the Units and payment is to be made directly to that holder, then no notarization or signature guarantee is required on the Letter of Transmittal. Similarly, if the Units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no notarization or signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must either be notarized or guaranteed by an Eligible Institution.

         In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn on or prior to the Expiration Date, which is 12:00 Midnight, New York City time, on March 31, 1997, unless extended.

         The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unitholder and delivery will be deemed made only when actually received by the Depositary.

         Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding with respect to payment of the Purchase Price, a tendering Unitholder must provide the Purchaser with such

Unitholder's correct taxpayer identification number by completing the Substitute Form W-9 included in the Letter of Transmittal. (See the Instructions to the Letter of Transmittal and "SPECIAL FACTORS - Certain Federal Income Tax Consequences".) In addition, if a tendering Unitholder does not provide his correct taxpayer identification number, an additional $50 will be deducted from the Purchase Price to pay the penalty imposed on the Purchaser by the Internal Revenue Service for failing to provide a taxpayer identification number.

         FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Purchase plus the amount of Partnership liabilities allocable to each Unit purchased, each Unitholder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unitholder's taxpayer identification number and address and that the Unitholder is not a foreign person. (See the Instructions to the Letter of Transmittal and "SPECIAL FACTORS - Certain Federal Income Tax Consequences".)

         Other Requirements. By executing a Letter of Transmittal, a tendering Unitholder irrevocably appoints the designees of the Purchaser as such Unitholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment and purchased by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, as to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Units, the Purchaser must be able to exercise full voting rights with respect to such Units, including voting at any meeting of Unitholders then scheduled. In addition, by executing a Letter of Transmittal, a Unitholder also assigns to the Purchaser all of the Unitholder's rights to receive distributions from the Partnership with respect to Units which are accepted for payment and purchased pursuant to the Offer. (See "SPECIAL FACTORS - Certain Federal Income Tax Consequences".) By executing a Letter of Transmittal, a tendering Unitholder irrevocably appoints the Purchaser, as such Unitholder's attorney-in-fact, to execute and deliver, on behalf of such Unitholder, an assignment transferring to the Purchaser the Investor Certificate evidencing such Unitholder's ownership of Units.

         Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Purchaser's interpretation of the terms and conditions of the Offer

(including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

         A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser on the terms set forth in the Offer.

         Section 4. Withdrawal Rights. Except as otherwise provided in this
Section 4, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after May 2, 1997.

         For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

         If purchase of, or payment for, Units is delayed for any reason or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may cause the Depositary to retain tendered Units and such Units may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

         Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following any of the procedures described in Section 3 at any time prior to the Expiration Date.

         Section 5. Extension of Tender Period; Termination; Amendment. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate the Offer and not accept for payment any Units not already accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 11, to delay the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change. In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

         If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may cause the Depositary to retain tendered Units and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to securityholders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

         Section 6. Future Plans. The Purchaser is acquiring the Units for investment purposes. Following the completion of the Offer, the Purchaser may acquire additional Units. Any such acquisition may be made through private purchases or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer. Neither the Purchaser nor the General Partner has any present plans or intentions with respect to a merger, reorganization or liquidation of the Partnership, a sale of assets or refinancing of any of the Partnership's properties or a change in the management, capitalization or distribution policy of the Partnership. However, the Purchaser believes that consistent with its fiduciary obligations the General Partner will continue to seek to maximize returns to investors in its Units.

         Section 7. Certain Information Concerning the Partnership. Information included herein concerning the Partnership is derived from the Partnership's publicly-filed reports. Additional financial and other information concerning the Partnership is contained in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Commission. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Purchaser disclaims any responsibility for the information included in such reports and extracted in this Offer to Purchase.

         The Partnership was organized in September 1991 under the laws of the State of Maryland. Its principal executive offices are located at One International Place, Boston, Massachusetts 02110. Its telephone number is (617) 330-8600. The Partnership's only business is investing in existing, income-producing residential apartment properties.

         In July 1995, Apollo Real Estate Investment Fund, L.P. ("Apollo Fund I") acquired indirect ownership and control of the General Partner. See the Partnership's Form 10-K for the year ended December 31, 1995 for additional information with respect to the transaction. The General Partner is currently indirectly owned and controlled by Apollo Fund I and Apollo Real Estate Investment Fund II, L.P. ("Apollo Fund II"). Apollo Fund I and Apollo Fund II are private real estate investment funds organized in 1993 and 1996, respectively, to make direct and indirect investments in real estate assets, joint ventures and operating companies. Apollo Real Estate Advisors, L.P. ("AREA") and its affiliate, Apollo Real Estate Advisors II, L.P. ("AREA II"), serve as the respective general partners of Apollo Fund I and Apollo Fund II. Apollo Fund II is an affiliate of the Purchaser.

Properties.

         A description of the properties which the Partnership owns is as follows. All properties are owned in fee.

                                                              Acquisition   Acquisition
         Property Name           Location       No. of Units     Date          Cost
--------------------------   ---------------- --------------- ------------  -----------
Chesapeake Apts.             Austin, TX              124         1/17/92    $1,855,000

Covington Creek Apts.        Irving, TX              248        11/18/92    $6,300,000


Northside Circle Apts.       Atlanta, GA             219         1/20/93    $4,450,000

Webb Bridge Crossing         Alpharetta, GA          164        11/22/91    $4,725,000
Apts.
--------------------------------------------------------------------------------------
                           TOTAL                     755                   $17,330,000
======================================================================================

                                       12

Occupancy.

         The following chart sets forth the occupancy and average rent per apartment unit for the years ended December 31, 1995, 1994, 1993 and 1992:

            Chesapeake         Covington Creek        Northside Circle         Webb Bridge
       --------------------  --------------------   --------------------   -------------------
                   Average               Average                Average               Average
 Year  Occupancy  Rent/unit  Occupancy  Rent/unit    Occupancy Rent/unit   Occupancy Rent/unit
----- ---------- ---------- ----------- ---------   ---------- ---------   ---------- --------
1992     95.8%     $355/mo      --          --          --         --        96.2%    $528/mo

1993     96.1%     $421/mo     93.4%     $498/mo       92.0%    $527/mo      96.3%    $555/mo

1994     95.8%     $471/mo     94.0%     $516/mo       92.6%    $582/mo      96.9%    $584/mo

1995     96.3%     $504/mo     93.2%     $536/mo       90.3%    $623/mo      91.1%    $650/mo


  Real Estate and Accumulated Depreciation.

         Set forth below is the carrying value and accumulated depreciation of the Partnership's properties as of December 31, 1995.

                                    Buildings,
Description and                   Improvements &                    Accumulated
Ownership               Land     Personal Property      Total       Depreciation    Depreciable Life
-------------------  ----------- ----------------  --------------   -------------   ---------------
Chesapeake Apts.,       $316,520       $2,059,530      $2,376,050        $394,147      3-40 yrs.
Austin, Tx

Covington Creek       $1,198,378       $5,347,584      $6,545,962        $518,456      5-40 yrs.

Apts., Irving, TX

Northside Circle      $1,342,806       $3,432,858      $4,775,664        $338,244      3-40 yrs.
Apts., Atlanta, GA

Webb Bridge             $808,737       $4,139,458      $4,948,195        $455,626      5-40 yrs.
Crossing Apts.,
Atlanta, GA

                  ----------------------------------------------------------------------------------
                      $3,666,441      $14,979,430     $18,645,871      $1,706,473
                  ==================================================================================

         The total cost of land, buildings, improvements and personal property net of accumulated depreciation at December 31, 1995 for federal income tax purposes is $16,476,353.

Long Term Debt.

         On January 5, 1996, the Partnership closed a new first mortgage loan in the amount of $16,000,000 secured by all of the properties. The loan amount was allocated $2,080,000, $4,320,000, $5,120,000 and $4,480,000 to Chesapeake
Apartments, Covington Creek Apartments, Northside Circle Apartments and Webb Crossing Apartments, respectively. The mortgage loan bears interest at an initial rate of 7.27%, requires monthly principal and interest payments of approximately $109,000 and will be fully amortized on February 11, 2026. The Partnership has the option to prepay the mortgage loan without penalty on, or three months before, February 1, 2003. If the Partnership does not elect to prepay the loan, the interest rate will be adjusted to the greater of 12.27% or a "Treasury Rate" (as defined) plus 7.75 percentage points.

Selected Financial Data.

         The following is a summary of certain financial data for the Partnership for the periods indicated.

                         For the Nine Months Ended
                               September 30                               For the Year Ended or as of December 31,
                     ------------------------------   -----------------------------------------------------------------------
                               1996         1995           1995           1994            1993             1992          1991
                               ----         ----           ----           ----            ----             ----          ----
Rental Income          $  3,653,000  $ 3,493,000  $   4,712,752  $   4,484,341   $   4,078,483    $   1,607,009  $    101,506


Interest and Other
Income                 $    248,000  $   327,000  $     434,971  $     293,229   $     271,959    $     291,693  $      8,320
                        -----------   ----------   ------------   ------------    ------------     ------------   -----------

Total Income           $  3,901,000  $ 3,820,000  $   5,147,723  $   4,777,570   $   4,350,442    $   1,898,702  $    109,826
                        ===========   ==========   ============   ============    ============     ============   ===========

Total Expenses         $  3,487,000  $ 2,382,000  $   3,260,176  $   3,044,415   $   2,907,454    $   1,343,862  $     92,915
                        ===========   ==========   ============   ============    ============     ============   ===========
Net Income             $    414,000  $ 1,438,000  $   1,887,547  $   1,733,155   $   1,442,988    $     554,840  $     16,911
                        ===========   ==========   ============   ============    ============     ============   ===========

Net Income per Unit    $      1,640  $     5,524  $       7,250  $       6,725   $       5,599  varies with the date of admission
                        ===========   ==========   ============   ============    ============
Total Assets           $ 21,698,000  $22,108,733  $  22,499,215  $  22,824,380   $  23,106,140    $  23,185,136  $  4,971,552

Mortgage Payable       $ 15,934,000  $        --  $          --             --              --               --            --

Distributions per Unit $     68,708  $     8,700  $       8,700  $       7,790   $       7,072    $           0  $          0

Book Value per Unit    $     20,984          N/A  $      88,054            N/A             N/A              N/A           N/A

Earnings/Fixed
Charges                         29%          N/A            N/A            N/A             N/A              N/A           N/A


For additional financial information concerning the Partnership, see Schedule 2 to the Offer to Purchase.

         Section 8. Conflicts of Interest and Transactions with Affiliates. The General Partner, the Purchaser and their affiliates have conflicts of interest with respect to the Offer as set forth below.

        Conflicts of Interest With Respect to the Offer. The General Partner has a conflict of interest with respect to the Offer, including as a result of its affiliation with the Purchaser. (See "Section 9. Certain Information
Concerning the Purchaser".)

         Voting by the Purchaser. As a result of the Offer, the Purchaser may be in a position to significantly influence all Partnership decisions on which Unitholders may vote. This means that (i) non-tendering Unitholders could be prevented from taking action they desire but that the Purchaser opposes and (ii) the Purchaser may be able to take action desired by the Purchaser but opposed by the non-tendering Unitholders. (See "SPECIAL FACTORS - Effects of the Offer".)

         Transactions with Affiliates. Winthrop Management, an affiliate of the General Partner, is entitled to receive an annual property management fee from the Partnership equal to 5% of gross receipts from the Partnership's properties. The annual property management fees paid by the Partnership to Winthrop Management for the years ended December 31, 1995, 1994 and 1993 and the nine months ended September 30, 1996 were $243,313, $229,628, $202,388 and $190,000, respectively. Winthrop Management was also paid a fee of $80,000 by the Partnership in connection with the January 5, 1996 loan.


         The General Partner and its affiliates received cash distributions from the Partnership in the amount of $90,151, $64,874, $113,026 and $11,000 for the years ended December 31, 1995, 1994, 1993 and the nine months ended September 30, 1996, respectively.

         See "Section 7. Certain Information Concerning the Partnership" for information with regard to a recent change in control of the General Partner.

         Section 9. Certain Information Concerning the Purchaser. The Purchaser is a newly formed Delaware limited liability company. The members of the Purchaser are AP GP Win Master, L.P. ("Win Master"), a newly formed Delaware limited partnership, the general partner of which is AP GP Win Master, Inc. ("Win Master GP"), a wholly-owned subsidiary of Apollo Fund II, and AP Wem Associates L.P. ("Wem Associates"), a newly formed Delaware limited partnership, the general partner of which is Win Master. The address of the principal office of the Purchaser is One International Place, Boston, Massachusetts 02110. Members of the General Partner's senior management may be afforded the opportunity to purchase limited partnership interests in Wem Associates.

         Apollo Fund I and Apollo Fund II are private real estate investment funds organized in 1993 and 1996, respectively, to make direct and indirect investments in real estate assets, joint ventures and operating companies. Apollo Real Estate Capital Advisors II, Inc. ("Advisors") is the general partner of AREA II, the general partner of Apollo Fund II. Since its inception, the directors of Advisors have been Leon D. Black and John J. Hannan, who were founding principals of Apollo Advisors, L.P., which, together with an affiliate, serves as the general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and, together with William L. Mack, of AREA and AREA II. Mr. Mack has been the President and Managing Partner of the Mack Organization, a national owner and developer of and investor in office and industrial buildings as well as other commercial properties principally in the New York/New Jersey metropolitan area as well as throughout the United States since 1963. The address of the principal office of Advisors, AREA II, Apollo Fund II, Win Master and Wem Associates, and the business address of Messrs. Black, Hannan and Mack, is c/o Apollo Real Estate Advisors, L.P., 1301 Avenue of the Americas, New York, New York 10019.

         For certain information concerning the executive officers and directors of the Purchaser and Win Master GP, see Schedule 1 to this Offer to Purchase.

         Except as otherwise set forth herein, (i) neither the Purchaser, Win Master GP, Advisors, to the best of Purchaser's knowledge, the persons listed on
Schedule 1, nor any affiliate of the foregoing beneficially owns or has a right to acquire any Units, (ii) neither the Purchaser, Win Master GP, Advisors, to the best of Purchaser's knowledge, the persons listed on Schedule 1, nor any affiliate thereof or director, executive officer or subsidiary of Win Master GP or Advisors has effected any transaction in the Units within the past 60 days,
(iii) neither the Purchaser, Win Master GP, Advisors, to the best of Purchaser's knowledge, any of the persons listed on Schedule 1, nor any director or executive officer of Win Master GP or Advisors, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser, Win Master GP, Advisors, or, to the best of Purchaser's knowledge, the persons listed on Schedule 1, on the one hand, and the Partnership or its affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between the Purchaser, Win Master GP, Advisors, or, to the best of Purchaser's knowledge, the persons listed on
Schedule 1, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

         The Purchaser owns two Units which it acquired in February 1997 from its affiliate for $30,000 per Unit.

         Section 10. Source of Funds. The Purchaser expects that $3,390,000 (exclusive of fees and expenses) would be required to purchase the Units sought pursuant to the Offer, if tendered. The Purchaser presently contemplates that it will obtain all of such funds (plus amounts to pay fees and expenses) from capital contributions from its members who have an aggregate net worth substantially in excess of the amount required to purchase the Units.

         Section 11. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the acceptance of such Units for payment or the payment therefor, or the later thereof, as applicable and as determined by the Purchaser, any of the following conditions exists:

                  (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unitholders, (iii) requires divestiture by the Purchaser of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer, or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership;

                  (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses
         (i) through (v) of paragraph (a) above;

                  (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchaser, is or may be materially adverse to the Partnership, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or may have a material adverse effect on the value of the Units;

                  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                  (e) there shall have been threatened, instituted or pending any action or proceeding before any court or government agency or other regulatory or administrative agency or commission or by any other person challenging the acquisition of any Units pursuant to the Offer, or otherwise directly or indirectly relating to the Offer, or otherwise, in the reasonable judgment of the Purchaser, adversely affecting the Purchaser or the Partnership; and

                  (f) the Partnership shall have (1) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (2) issued or authorized or proposed the issuance of any other securities in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units, (3) refinanced any of the Partnership's properties, other than in the ordinary course of the Partnership's business and consistent with the past practice, (4) declared or paid any distribution, other than in cash and consistent with past practice, on any of its partnership interests, or (5) the Partnership or the General Partner shall have authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business and consistent with past practice.

         The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties. Notwithstanding anything to the contrary set forth in this Section 11, all conditions set forth in this Section 11 must be satisfied or waived prior to the Expiration Date.

         Section 12.  Certain Legal Matters.

         General. Except as set forth in this Section 12, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 12.

         Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units contemplated by the Offer.

         Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

         State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, securityholders, principal executive offices or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Units tendered.

         Section 13. Fees and Expenses. Except as set forth in this Section 13, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchaser has retained its affiliate, The Swensen Group, L.L.C., to act as Information Agent and as Depositary in connection with the Offer. The Purchaser will pay The Swensen Group, L.L.C. reasonable and customary compensation for its respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses. The Purchaser will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses. The Purchaser has retained Valuation Research to evaluate the fairness of the Purchase Price to unaffiliated Unitholders. The Purchaser has agreed to pay Valuation Research $35,000 upon delivery of its opinion.

         Section 14. Miscellaneous. The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Units residing in such jurisdiction.

         No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

         The Purchaser has filed with the Commission a Transaction Statement on

Schedule 13E-3 pursuant to Rule 13E-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 13E-3 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 7 hereof (except that they will not be available at the regional offices of the Commission).

                                                       LON-WAI ASSOCIATES L.L.C.

March 4, 1997

                                                                      Appendix A

                                    GLOSSARY

Advisors:  Apollo Real Estate Capital Advisors II, Inc.

Apollo Fund I:  Apollo Real Estate Investment Fund, L.P.

Apollo Fund II:  Apollo Real Estate Investment Fund II, L.P.

AREA:  Apollo Real Estate Advisors, L.P.

AREA II:  Apollo Real Estate Advisors II, L.P.

Business Day: Any day other than Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time

Cap Rate: The 10% capitalization rate used in calculating the Estimated Liquidation Value

Code:  The Internal Revenue Code of 1986, as amended

Commission:  The Securities and Exchange Commission

Depositary:  The Swensen Group, L.L.C.

Eligible Institution: A member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States

Estimated Liquidation Value: The Purchaser's estimate of the liquidation value of the Partnership's assets, as determined in the "SPECIAL FACTORS" section of the Offer to Purchase

Exchange Act:  Securities Exchange Act of 1934, as amended

Expiration Date: 12:00 Midnight, New York City Time on March 31, 1997, unless and as extended

General Partner: WAI Associates Limited Partnership, the general partner of the Partnership

Information Agent: The Swensen Group, L.L.C.

NOI:  Net Operating Income

Offer: This offer of the Purchaser set forth in this Offer to Purchase and the related Letter of Transmittal, as each may be supplemented or amended from time to time

Offer to Purchase: This Offer of the Purchaser, dated March 4, 1997.


Partnership: Winthrop Apartment Investors Limited Partnership, a Maryland limited partnership.

Purchase Price: The amount of cash paid to each Unitholder for each Unit tendered upon consummation of the Offer.

Purchaser:  LON-WAI Associates L.L.C.

Reserve:  $400 per apartment unit

TIN:  Taxpayer identification number

Unitholders:  Holders of Units

Units:  Limited partnership interests or assignee interests of the Partnership

Valuation Research:  Valuation Research Corporation, an independent appraiser

                                   Schedule 1

                    INFORMATION WITH RESPECT TO THE EXECUTIVE
                       OFFICERS AND DIRECTORS OF AP GP WIN
                                  MASTER, INC.

Set forth below is the name, current business address, present principal occupation, and employment history for at least the past five years of each director and executive officer of the Purchaser and Win Master GP. Each person listed below is a citizen of the United States.

        Present Principal Occupation or Employment; Material Occupation,
             Position, Office or Employment for the Past Five Years

Michael D. Weiner. Mr. Weiner has been an officer and director of Win Master GP since November, 1996 and an officer of Advisors since its inception. Since 1993, Mr. Weiner has been associated with AREA and since May 1996 with AREA II which respectively act as managing general partner of Apollo Fund I and Apollo Fund
II. In addition, since 1992, Mr. Weiner has been associated with Apollo Advisors, L.P., which, together with an affiliate, serves as the managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds. From prior to 1992, Mr. Weiner was a partner of the national law firm of Morgan, Lewis & Bockius. Mr. Weiner is also a director of Applause, Inc., Capital Apartment Properties, Inc., Continental Graphics Holdings, Inc., Converse, Inc., Florsheim Group, Inc. and Furniture Brands International, Inc. Mr. Weiner's business address is 1999 Avenue of the Stars, Los Angeles, California 90067-6048.

W. Edward Scheetz. Mr. Scheetz has been an officer and director of Win Master GP since November, 1996 and an officer of Advisors since its inception. Since 1993, Mr. Scheetz has been a principal of AREA and since May 1996 of AREA II which respectively act as managing general partner of Apollo Fund I and Apollo Fund II. From prior to 1993, Mr. Scheetz was a principal of Trammell Crow Ventures, a national real estate investment firm. Mr. Scheetz is also a director of Capital Apartment Properties, Inc., Metropolis Realty Inc., Koger Equity Inc., NextHealth Inc., Roland International, Inc., Koll Management Services, Inc. and Western Pacific Housing Corp. Mr. Scheetz' business address is 1301 Avenue of the Americas, New York, New York 10019.

Michael L. Ashner. Mr. Ashner has been an officer of Win Master GP since November, 1996. Since January 1996, Mr. Ashner has also been President and Chief Executive Officer of Winthrop Financial Associates, A Limited Partnership ("Winthrop"), which is engaged in the real estate investment business. From June 1994 until January 1996, Mr. Ashner was a Director, President and Co-Chairman of National Property Investors, Inc., a real estate investment firm ("NPI"). Since 1981, Mr. Ashner has also served as President of Exeter Capital Corporation, a firm which has organized and administered real estate limited partnerships. Mr. Ashner has substantial investments and manages numerous partnerships and corporations which own real estate investments. Mr. Ashner's business address is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.

Lee S. Neibart.  Mr. Neibart has been an officer of Win Master GP since November

1996 and an officer of Advisors since its inception. Since 1993, Mr. Neibart has been associated with AREA and since May 1996 with AREA II which respectively act as managing general partner of Apollo Fund I and Apollo Fund II. Prior to 1993, Mr. Neibart was Executive Vice President and Chief Operating Officer of The Robert Martin Company, a private real estate development and management firm based in Westchester County, New York. Mr. Neibart is also a director of Capital Apartment Properties, Inc., Metropolis Realty Inc., Koger Equity Inc., NextHealth Inc., Roland International, Inc. and a past President of the NAIOP in New York. Mr. Neibart's business address is 1301 Avenue of the Americas, New York, New York 10019.

Peter Braverman. Mr. Braverman has been an officer of the Win Master GP since November, 1996. Since January 1996, Mr. Braverman has been a Senior Vice President of Winthrop. From June 1995 until January 1996, Mr. Braverman was a Vice President of NPI. From June 1991 until March 1994, Mr. Braverman was President of the Braverman Group, a firm specializing in management consulting for the real estate and construction industries. From 1988 to 1991, Mr. Braverman was Vice President and Assistant Secretary of Fischbach Corporation, a publicly traded, international real estate and construction firm. Mr. Braverman's business address is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.

                                                                      Schedule 2

                Winthrop Apartment Investors Limited Partnership(1)

                                Table of Contents

         Audited Balance Sheets - December 31, 1995
              and 1994                                                      F-2

         Audited Statements of Operations for the Years Ended
              December 31, 1995, 1994 and 1993                              F-3

         Audited Statements of Changes in Partners' Capital
              for the Years Ended December 31, 1995,
              1994 and 1993                                                 F-4

         Audited Statements of Cash Flows for the Years Ended
              December 31, 1995, 1994 and 1993                              F-5

         Notes to Financial Statements - December 31, 1995                  F-6

         Balance Sheets (Unaudited) -- September 30, 1996
              and December 31, 1995                                         F-9

         Statements of Operations (Unaudited) for the
              Nine Months Ended September 30, 1996 and September 30, 1995   F-10

         Statements of Operations (Unaudited) for the Three Months Ended September 30, 1996 and September 30, 1995 F-11

         Statements of Cash Flows (Unaudited) for the
              Nine Months Ended September 30, 1996 and Septeber 30, 1995    F-12

         Statements of Partners' Capital (Unaudited) for
              the Nine Months Ended September 30, 1996                      F-13

         Notes to Financial Statements - September 30, 1996                 F-14

--------
(1) The audited financial information set forth in this Schedule 2 has been extracted from the Partnership's Annual Report on Form 10-K for the year ended Deember 31, 1995. The unaudited financial information set forth in this
Schedule 2 has been extracted from the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996.

                         WINTHROP APARTMENT INVESTORS
                              LIMITED PARTNERSHIP

                  BALANCE SHEETS--DECEMBER 31, 1995 AND 1994

                                    ASSETS

                                                                       1995             1994
REAL ESTATE, AT COST:

   Land                                                                $  3,666,441     $  3,666,441
   Buildings and improvements, net of accumulated
     depreciation of $1,706,472 and $1,168,349 in
     1995 and 1994, respectively                                         13,272,958       13,575,990
                                                                       ------------     ------------
                                                                         16,939,399       17,242,431
OTHER ASSETS:

   Cash                                                                   3,454,800        3,581,214
   Security deposits, prepaid expenses and other assets                     305,855          239,221
   Deferred costs, net of accumulated amortization of $293,180
     and $210,827 in 1995 and 1994, respectively                          1,799,161        1,761,514
                                                                      -------------     ------------

                                                                       $ 22,499,215     $ 22,824,380
                                                                       ============     ============


                       LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:

   Accrued real estate taxes                                           $    291,795     $    237,422
   Accounts payable                                                          45,340           34,932
   Security deposits                                                        124,623          127,521
   Accrued expenses and other liabilities                                    43,635           53,079
                                                                    ---------------     ------------
                                                                            505,393          452,954
                                                                     --------------     ------------
PARTNERS' CAPITAL:

   Limited partners - 250 Units of limited partnership interest

    authorized and outstanding                                           22,013,444       22,376,021
   General partner                                                          (19,622)          (4,595)
                                                                   ----------------   --------------


                                                                         21,993,822       22,371,426
                                                                     --------------     ------------

                                                                       $ 22,499,215     $22,824,380
                                                                       ============     -==========

  The accompanying notes are an integral part of these financial statements.

                         WINTHROP APARTMENT INVESTORS
                              LIMITED PARTNERSHIP

                           STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                             1995                    1994                  1993
INCOME:
     Rental                                $  4,712,752        $  4,484,341        $  4,078,483
     Interest                                   204,350             127,943             122,823
     Other                                      230,621             165,286             149,136
                                     ------------------------- --------------  ------------------

                                              5,147,723           4,777,570           4,350,442
                                     ------------------------- --------------  ------------------
EXPENSES:

     Leasing                                    190,992             149,938             176,991
     General and administrative                 305,943             310,030             334,818
     Management fees                            243,313             229,628             202,388
     Utilities                                  391,652             369,405             353,644
     Repairs and maintenance                    625,427             619,178             496,591
     Painting and decorating                    138,056             124,814             164,540
     Insurance                                  180,118             163,200             139,290
     Taxes                                      564,218             501,806             504,742
     Amortization                                82,353              82,353              77,204
     Depreciation                               538,104             494,063             457,246
                                     ------------------------- --------------  ------------------

         Total expenses                       3,260,176           3,044,415           2,907,454
                                     ------------------------- --------------  ------------------

         Net income                        $  1,887,547        $  1,733,155        $  1,442,988
                                     ========================= ==============  ==================

NET INCOME ALLOCATED:

     General partner                      $      75,124       $      51,995       $      43,290
     Limited partners                         1,812,423           1,681,160           1,399,698
                                     ------------------------ ---------------  ------------------

                                           $  1,887,547        $  1,733,155        $  1,442,988
                                     ====================== =================  ==================

NET INCOME PER UNIT OF LIMITED

PARTNERSHIP INTEREST                             $7,250              $6,725             $ 5,599
                                     ==================== ===================  ==================

  The accompanying notes are an integral part of these financial statements.

                         WINTHROP APARTMENT INVESTORS
                              LIMITED PARTNERSHIP

                  STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                    General               Limited                Total
                                   Partner's             Partner's             Partner's
                                    Capital               Capital               Capital
                              --------------------  --------------------  -------------------

BALANCE, DECEMBER 31, 1992           $    78,020         $  22,912,212        $  22,990,232

     Distributions                      (113,026)           (1,669,548)          (1,782,574)

     Net income                           43,290             1,399,698            1,442,988
                              --------------------  --------------------  -------------------

BALANCE, DECEMBER 31, 1993                 8,284            22,642,362           22,650,646

     Distributions                       (64,874)           (1,947,501)          (2,012,375)

     Net income                           51,993             1,681,160            1,773,155
                              --------------------  --------------------  -------------------

BALANCE, DECEMBER 31, 1994          $     (4,595)        $  22,376,021         $ 22,371,426

     Distributions                       (90,151)           (2,175,000)          (2,265,151)

     Net Income                           75,124             1,812,423            1,887,547
                              --------------------  --------------------  -------------------

Balance, December 31, 1995          $    (19,622)        $  22,013,444        $  21,993,822
                              ====================  ====================  ===================

  The accompanying notes are an integral part of these financial statements.

                         WINTHROP APARTMENT INVESTORS
                              LIMITED PARTNERSHIP

                           STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                   1995          1994              1993
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                   $ 1,887,547   $ 1,733,155       $ 1,442,988
     Adjustments to reconcile net income to net cash
        provided by operating activities-
       Depreciation                                                   538,104       494,063           457,246
       Amortization                                                    82,353        82,353            77,204
       Changes in assets and liabilities-
          (Increase) decrease in security deposits,
          prepaid expenses and other assets                          (66,634)       (34,708)          393,003
       Increase in accrued real estate taxes                           54,373        81,542           155,880
       Increase (decrease) in accounts payable                         10,408       (77,301)           36,094
       (Decrease) increase in security deposits liability              (2,898)       10,528            55,644
       (Decrease) increase in payables due to affiliates                    -       (17,296)           17,296
       Decrease in accrued expenses and other                          (9,444)          (13)           (4,324)
              liabilities
                                                           ------------------- --------------- -----------------

          Net cash provided by operating activities                 2,493,809     2,272,323         2,631,031
                                                           ------------------- --------------- -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:

     Acquisition of and improvements to properties                   (235,072)     (187,322)       (4,853,785)
     Increase in deferred acquisition costs                                 -             -          (444,800)
                                                           ------------------- --------------- -----------------

          Net cash used in investing activities                      (235,072)     (187,322)       (5,298,585)
                                                           ------------------- --------------- -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:

     Deferred financing costs                                        (120,000)            -                 -
     Distributions                                                 (2,265,151)   (2,012,375)       (1,782,574)
                                                           ------------------- --------------- -----------------

          Net cash used in financing activities                    (2,385,151)   (2,012,375)       (1,782,574)
                                                           ------------------- --------------- -----------------

NET (DECREASE) INCREASE IN CASH                                      (126,414)        72,626        (4,450,128)

CASH, BEGINNING OF YEAR                                             3,581,214      3,508,588         7,958,716
                                                           ------------------ ---------------- -----------------


CASH, END OF YEAR                                                 $ 3,454,800    $ 3,581,214       $ 3,508,588
                                                           ================== ================ =================

  The accompanying notes are an integral part of these financial statements.

                         WINTHROP APARTMENT INVESTORS
                              LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

(1)   ORGANIZATION

      Winthrop Apartment Investors Limited Partnership (the Partnership) was organized on September 5, 1991 under the laws of the State of Maryland for the purpose of acquiring, renovating, operating and managing certain residential apartments, including projects in Austin, Texas (Chesapeake Apartments); Irving, Texas (Covington Creek Apartments); Fulton County, Georgia (Webb Bridge Crossing Apartments); and Atlanta, Georgia (Northside Circle Apartments) (see Note 3). Termination of the Partnership will occur on December 31, 2041 or earlier upon the occurrence of certain events specified in the partnership agreement.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Accounting

      The accompanying financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Syndication Costs

      Syndication costs, which represent the amounts paid in connection with the offering of limited partnership interests, are charged against limited partners' capital as incurred.

      Income Taxes

      No provision has been made for federal, state or local income taxes in the accompanying financial statements of the Partnership. The partners are required to report on their individual tax returns their allocable shares of income, gains, losses, deductions and credits of the Partnership.

      Deferred Costs

      Organization costs are amortized on the straight-line basis over five years. Acquisition fees are amortized on the straight-line basis over 27.5 and 40 years.

                         WINTHROP APARTMENT INVESTORS
                              LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

                                  (Continued)

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Depreciation

      The Partnership provides for depreciation of buildings and improvements on the straight-line basis over their estimated useful lives of 40 years for buildings and improvements and 3-15 years for personal property.

(3)   ACQUISITION OF THE PROPERTIES

      The Partnership acquired a residential apartment complex (Webb Bridge Crossing Apartments) on November 22, 1991 for a purchase price of $4,725,000. The purchase represents 164 market-rate rental apartments in Fulton County, Georgia. The purchase was financed by an interim loan from Citibank, N.A. (subsequently repaid in 1992).

      In January and November 1992, the Partnership acquired two residential apartment complexes (Chesapeake and Covington Creek Apartments) representing an aggregate of 372 market-rate rental apartments located in Austin and Irving, Texas. The purchase prices of these two apartment complexes were $1,855,076 and $6,300,000, respectively. The purchase of Chesapeake Apartments was financed by an interim loan from Citibank, N.A.; the purchase of Covington Creek Apartments was financed by proceeds from the offering (see Note 4).

      On January 20, 1993, the Partnership acquired Northside Circle Apartments for a purchase price of $4,450,000 financed from proceeds of the offering. This purchase represents a 219-unit market-rate rental apartment complex located in Atlanta, Georgia.

(4)   PARTNERS' CAPITAL

      The general partner of the Partnership is Two Winthrop Limited Partnership (Two Winthrop). WFC Realty Co., Inc. (WFC Realty), a wholly owned subsidiary of First Winthrop, was the initial limited partner that withdrew from the Partnership upon the first admission of investors. The initial capital contribution to the Partnership from these two partners totaled $1,000. The Partnership has received $24,700,000 of capital contributions from the syndication of 250 investor limited partner units. The offering was closed as of December 31, 1992 with the final admission of limited partner units.

                         WINTHROP APARTMENT INVESTORS
                              LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

                                  (Continued)

(5)   RELATED PARTY TRANSACTIONS

      The Partnership entered into various arrangements with affiliates of the general partners. Related party transactions include the following:

      a. Fees of $1,315,200 were incurred by the Partnership and paid to affiliates for services performed in connection with the offering and acquisition of the properties.

      b. The Partnership paid $582,519 to an affiliate for various expenses incurred in connection with the organization and syndication of its limited partnership units.

      c. The Partnership paid Winthrop Securities, an affiliate, a selling commission equal to $8,000 per limited partner unit.

      d. The Partnership pays to an affiliate of the general partner an annual property management fee equal to 5% of gross operating revenues for the properties. Fees of $243,313, $229,628 and $202,388 were charged to operations for 1995, 1994 and 1993, respectively.

(6)   DEFERRED COSTS

      The following is a summary of the deferred costs at December 31, 1995 and 1994:

                                               Period      1995 Costs    1994 Costs
       Organizational costs-1991               5 Years    $    40,000   $    40,000
       Organizational costs-April 30, 1992     5 Years        127,481       127,481
       Deferred acquisition costs-Webb Bridge  Land             3,488         3,488
       Deferred acquisition costs-Webb Bridge  27.5 Years      11,409        11,409
       Deferred acquisition costs-Webb Bridge  40 Years         5,620         5,620
       Deferred acquisition costs-Lost Mill    Land             4,138         4,138
       Deferred acquisition costs-Lost Mill    27.5 Years      13,537        13,537
       Deferred acquisition costs-Lost Mill    40 Years         6,668         6,668
       Acquisition fee                         27.5 Years     978,736       978,736
       Acquisition fee                         40 Years       482,064       482,064

       Acquisition fee                         Land           299,200       299,200
       Deferred financing costs-1995           30 years       120,000       -
                                                          -----------   -----------
                                                            2,092,341     1,972,341

       Less-Accumulated amortization                          293,180       210,827

                                                          $ 1,799,161   $ 1,761,514
                                                          ===========   ===========

Balance Sheets  (Unaudited)

(In Thousands, Except Unit Data)

                                                                                  September 30,                 December 31,
Assets                                                                                1996                          1995
                                                                             -----------------------       -----------------------
Real estate, at cost:

Land                                                                          $               3,666         $               3,666

Buildings and improvements, net of accumulated
   depreciation of $2,110 (1996) and $1,706 (1995)                                           12,997                        13,273

                                                                             -----------------------       -----------------------

                                                                                             16,663                        16,939

Other Assets:

Deferred costs, net of accumulated amortization of
   $441 (1996) and $293 (1995)                                                                2,332                         1,799

Cash and cash equivalents                                                                     1,714                         3,455

Other assets                                                                                    989                           306

                                                                             -----------------------       -----------------------


     Total assets                                                             $              21,698         $              22,499

                                                                             =======================       =======================

Liabilities and Partners' Capital


Liabilities:

Mortgage payable                                                              $              15,934         $                   -

Accrued expenses and other liabilities                                                          409                           336

Security deposits                                                                               128                           125

Accounts payable                                                                                  8                            45

                                                                             -----------------------       -----------------------

     Total liabilities                                                                       16,479                           506

                                                                             -----------------------       -----------------------

Partners' Capital:

     Limited partners' capital (250 units authorized,
     issued and outstanding)                                                                 5,246                        22,013

     General partner's (deficit)                                                               (27)                          (20)

                                                                             -----------------------       -----------------------

         Total partners' capital                                                              5,219                        21,993
                                                                             -----------------------       -----------------------

         Total liabilities and
            partners' capital                                                 $              21,698         $              22,499

                                                                             =======================       =======================

                      See notes to financial statements.

 Statements of Operations  (Unaudited)

                                                                                        For the Nine Months Ended
(In Thousands, Except Unit Data)                                                  September 30,                 September 30,
                                                                                        1996                        1995
                                                                             -----------------------       -----------------------
Income:

     Rental                                                                   $               3,653         $               3,493
     Other                                                                                      196                           166
     Interest                                                                                    52                           161
                                                                             -----------------------       -----------------------

                       Total revenues                                                         3,901                         3,820
                                                                             -----------------------       -----------------------


Expenses:

     Mortgage interest                                                                          896                             -
     Leasing                                                                                    156                           143
     General and administrative                                                                 293                           223
     Management fees                                                                            190                           180
     Utilities                                                                                  288                           291
     Repairs and maintenance                                                                    472                           480
     Painting and decorating                                                                    116                           104
     Insurance                                                                                  133                           135
     Taxes                                                                                      417                           377
     Amortization                                                                               122                            62
     Depreciation                                                                               404                           387
                                                                             -----------------------       -----------------------

                       Total expenses                                                         3,487                         2,382
                                                                             -----------------------       -----------------------

                           Net income                                         $                 414         $               1,438
                                                                             =======================       =======================

Net income allocated:

     General Partner                                                          $                   4         $                  57
     Limited Partners                                                                           410                         1,381
                                                                             -----------------------       -----------------------

                                                                              $                 414         $               1,438
                                                                             =======================       =======================


Net income per limited partnership unit                                       $            1,640.00         $            5,524.00

                                                                             =======================       =======================

Distributions per limited partnership unit                                    $           68,708.00         $            8,700.00
                                                                             =======================       =======================


                       See notes to financial statements

Statements of Operations  (Unaudited)

                                                                                          For the Three Months Ended
(In Thousands, Except Unit Data)                                                  September 30,                 September 30,
                                                                                      1996                          1995
                                                                             -----------------------       -----------------------

Income:

     Rental                                                                   $               1,253         $               1,188
     Other                                                                                       72                            70
     Interest                                                                                    12                            55
                                                                             -----------------------       -----------------------

                       Total revenues                                                         1,337                         1,313
                                                                             -----------------------       -----------------------


Expenses:

     Mortgage interest                                                                          305                             -
     Leasing                                                                                     51                            73
     General and administrative                                                                  72                            44
     Management fees                                                                             66                            60
     Utilities                                                                                   97                            96
     Repairs and maintenance                                                                    145                           191
     Painting and decorating                                                                     38                            44
     Insurance                                                                                   43                            44
     Taxes                                                                                      162                           152
     Amortization                                                                                41                            21
     Depreciation                                                                               134                           129
                                                                             -----------------------       -----------------------

                       Total expenses                                                         1,154                           854
                                                                             -----------------------       -----------------------

                           Net income                                         $                 183         $                 459
                                                                             =======================       =======================

Net income allocated:

     General Partner                                                          $                   2        $                   18
     Limited Partners                                                                           181                           441
                                                                             -----------------------       -----------------------

                                                                              $                 183         $                 459
                                                                             =======================       =======================



Net income per limited partnership unit                                       $              724.00         $            1,764.00
                                                                             =======================       =======================

Distributions per limited partnership unit                                    $                -            $            4,500.00
                                                                             =======================       =======================

                      See notes to financial statements.

Statements of Cash Flows  (Unaudited)

                                                                                           For the Nine Months Ended
(In Thousands)                                                                    September 30,                 September 30,
                                                                                       1996                         1995
                                                                             -----------------------       -----------------------
Cash Flows from Operating Activities:

Net income                                                                    $                 414         $               1,438
Adjustments to reconcile net income to net cash
 provided by operating activities:
     Depreciation                                                                               404                           387
     Amortization                                                                               148                            62


     Changes in assets and liabilities:

          Increase in other assets                                                             (496)                           (8)
          (Decrease) Increase in accounts payable                                               (37)                           18
          Increase (Decrease) in security deposits                                                3                            (1)
          Increase in accrued expenses and
            other liabilities                                                                    73                            94
                                                                             -----------------------       -----------------------

Net cash provided by operating activities                                                       509                         1,990
                                                                             -----------------------       -----------------------

Cash Flows from Investing Activities:

     Additions to real estate                                                                  (128)                         (135)
     Increase in replacement reserve accounts                                                  (187)                            -
                                                                             -----------------------       -----------------------

Cash used in investing activities                                                              (315)                         (135)
                                                                             -----------------------       -----------------------

Cash Flows from Financing Activities:

     Proceeds from mortgage financing                                                        16,000                             -
     Principal payments on mortgage notes                                                       (66)                            -
     Deferred financing costs paid                                                             (681)                            -
     Distributions to partners                                                              (17,188)                       (2,265)
                                                                             -----------------------       -----------------------

Net cash used in financing activities                                                        (1,935)                       (2,265)
                                                                             -----------------------       -----------------------

Net (Decrease) in cash and cash equivalents                                                  (1,741)                         (410)



Cash and Cash Equivalents at Beginning of the Period                                          3,455                         3,581
                                                                             -----------------------       -----------------------

Cash and Cash Equivalents at End of the Period                                $               1,714         $               3,171
                                                                             =======================       =======================


Supplemental Disclosure of Cash Flow Information-

     Cash paid for interest                                                   $             809,000         $                   -
                                                                             =======================       =======================

                      See notes to financial statements.


Statements of Partners' Capital  (Unaudited)

(In Thousands, Except Unit Data)

                                                      Units of
                                                      Limited              General            Limited              Total
                                                    Partnership           partner's          partners'           partners'
                                                      Interest            (deficit)           capital             capital
                                             ----------------------   -----------------  ------------------  ------------------
Balance - January 1, 1996                                      250     $          (20)    $         22,013    $         21,993
        Net income                                               -                  4                  410                 414
        Distributions                                            -                (11)             (17,177)            (17,188)
                                             ----------------------   -----------------  ------------------  ------------------

Balance - September 30, 1996                                   250     $          (27)    $          5,246    $          5,219
                                             ======================   =================  ==================  ==================

                      See notes to financial statements.

                         NOTES TO FINANCIAL STATEMENTS

1.       General

         The accompanying financial statements, footnotes and discussions should be read in conjunction with the financial statements, related footnotes and discussions contained in the Partnership's annual report for the year ended December 31, 1995.

         The financial information contained herein is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial information have been included. All adjustments are of a normal recurring nature. Certain amounts have been reclassified to conform to the September 30, 1996 presentation. The balance sheet at December 31, 1995 was derived from audited financial statements at such date.

         The results of operations for the three and nine months ended September 30, 1996 and 1995 are not necessarily indicative of the results to be expected for the full year.

2.       Accounting Change

         On January 1, 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the asset's carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The adoption of the SFAS has no effect on the Partnership's financial statements.

3.       Related Party Transactions

         Winthrop Management, an affiliate of the Managing General Partner, is entitled to receive 5% of gross receipts from all Partnership properties they manage. For the nine months ended September 30, 1996 and 1995, Winthrop Management earned approximately $190,000 and $180,000, respectively. Winthrop Management was also paid an $80,000 fee relating to the mortgage financing.

4.       Mortgage Payable

         On January 5, 1996, the Partnership closed a new first mortgage loan in the amount of $16,000,000 secured by all of the properties. The loan amount was allocated $2,080,000, $4,320,000, $5,120,000 and $4,480,000 to Chesapeake Apartments, Covington Creek Apartments, Northside Circle Apartments and Webb Crossing Apartments, respectively.

         The mortgage loan bears interest at an initial rate of 7.27% (until the

         "Optional Prepayment Date", as defined), requires monthly principal and interest payments of approximately $109,000 and is fully amortized on February 11, 2026. The Partnership has the option to prepay the mortgage loan without penalty on, or three months before, February 1, 2003 (the "Optional Prepayment Date"). If the Partnership does not elect to prepay the loan, the interest rate will be adjusted to the greater of 12.27% or a "Treasury Rate" (as defined) plus 7.75 percentage points. The Partnership was required to fund approximately $278,000 in reserves at closing to complete certain required capital improvements to the properties, and establish tax and insurance escrows. The Partnership is also required to fund an ongoing replacement reserve. In connection with the closing, Two Winthrop was replaced as the Managing General Partner of the Partnership with WAI Associates Limited Partnership. The lender required the transfer of the general partnership interest as a condition to making the loan to assure that the Partnership and its general partner are single purpose entities, formed solely for the purpose of owning and operating the properties. Approximately $14,923,000 of the proceeds from the financing were distributed (see Note 5) to the partners.

5.       Distributions

         The Partnership distributed $68,708 per unit ($17,177,000 in total) to the holders of limited partnership units during the nine month period ended September 30, 1996. The general partner received $11,000 of the approximate $172,000 distribution due them for the nine month period ended September 30, 1996. In October 1996, the Partnership distributed $1,532 per unit ($383,000 in total) to the holders of limited partnership units. The general partner received $200,000, which included the $161,000 balance due from the 1996 distribution and $35,000 due from 1995 distributions.

6.       Allocation of Income, Losses and Cash Flow

         In accordance with the partnership agreement, cash flow shall be allocated 99% to the investor limited partners and 1% to the general partner, until the investor limited partners have received a 6% noncumulative, noncompounded annual rate of return on their invested capital, at which point the remainder shall be distributed 90% to the investor limited partners and 10% to the general partner. Income shall be allocated to the partners in proportion to the cash available for distribution distributable to the partners; losses shall be allocated 90% to the investor limited partners and 10% to the general partner. If there is no such cash available for distribution, income will be allocated 90% to the investor limited partner and 10% to the general partner.

         The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below:

                           THE SWENSEN GROUP, L.L.C.

                      By U.S. Mail:     167 Milk Street, #421
                                        Boston, MA 02109-4315

     By Hand or Overnight Delivery:     Attention:  Special Projects Department
                                        One International Place, 12th Floor
                                        Boston, MA  02110

                      By Facsimile:     (617) 330-7969

         If you have any questions or if you need assistance in completion of the Letter of Transmittal, you may contact the Information Agent by calling:

                                (800) 914-7896

         Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Purchaser at the telephone number and address listed above. You may also contact your broker for assistance concerning the Offer.